Press Release

Hythiam Contact: Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Media Contact Marybeth Belsito Belsito & Company (212) 586-8877 mbelsito@belsitoco.com	Investment Community: Budd Zuckerman Genesis Select (303) 415-0200 budd@genesisselect.com

HYTHIAM ENTERS INTO AGREEMENT TO PROVIDE HANDS™ PROTOCOLS
TO MEMORIAL HERMANN PREVENTION AND RECOVERY CENTER

–Nationally-Recognized Center to Adopt Innovative Treatment Approach
Addressing Physiological Aspects of Addiction–

LOS ANGELES, CA—October 18, 2004— Hythiam, Inc. (AMEX: HTM), a healthcare services management company that delivers to treatment providers both proprietary administrative services and physiological treatment protocols designed to treat addiction, announced today that it has signed a licensing and services agreement to offer its HANDS™ Treatment Protocols to Memorial Hermann Prevention and Recovery Center. Memorial Hermann is one of the nation’s largest not-for-profit healthcare systems. Under this agreement, Hythiam will receive a combination of licensing and service fees on a per patient basis.

Located in Houston, Texas and licensed by the Texas Department of State Health Services, the Memorial Hermann Prevention and Recovery Center is a nationally recognized, not-for-profit treatment facility that is dedicated to serving those who suffer from alcohol abuse and alcoholism, substance abuse and related mental health problems. The Prevention and Recovery Center treats approximately 1,200 patients annually and is part of the Memorial Hermann Healthcare System, which consists of 12 Houston area hospitals, specialty facilities and affiliates. Prominent in the system is Memorial Hermann Hospital, one of only two Level 1 trauma centers in Houston and located in the world-famous Texas Medical Center.

“The Memorial Hermann Prevention and Recovery Center is staffed with dedicated individuals who are committed to providing the highest quality of care to people suffering from the disease of chemical dependency,” said Terren S. Peizer, Hythiam’s Chairman and CEO. “We are honored to play a role in these efforts, and believe this association has the potential to significantly impact the lives of patients.”

Peizer continued, “Given the Center’s national prestige and leadership role in treating addiction, this transaction represents a significant milestone for our company. We anticipate our work with Prevention and Recovery Center will generate greater interest in and demand for the HANDS™ Treatment Protocols in treatment facilities across the country.”

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“HANDS™ provides our facility with a valuable tool with which to more rapidly and fully engage all alcohol and stimulant dependent patients in the recovery process,” said Matt Feehery, Chief Executive Officer, Memorial Hermann Prevention and Recovery Center. “Furthermore, it provides us with a significant competitive advantage and a greatly enhanced ability to assist three distinct types of patients.”

Continued Feehery, “First, the unique nature and approach of this treatment will provide an alternative for those who have experienced frequent relapses and for whom no other treatment has worked. Second, since the HANDS Treatment Protocols are designed to provide increased focus and clarity to the patient, as well as reduced cravings, through a short-term acute treatment, Memorial Hermann can make a stronger appeal to those patients in the professional end of the market who may recognize they have a substance abuse problem, but whose lives have not yet spiraled out of control and who may not be able to leave work for an extended residential program. And finally, it will enhance our ability to treat more Houstonians in Houston – that is, appeal to those who traditionally may have taken advantage of high-end, out-of-state treatment facilities. We view the addition of the HANDS Treatment Protocols as a way to build upon the enhanced visibility and momentum enjoyed by Memorial Hermann Prevention and Recovery Center in the Houston area and nationwide.”

About HANDS™

Hythiam’s HANDS™ Protocols are designed for those diagnosed with dependencies to alcohol, cocaine, methamphetamine, and other addictive stimulants — as well as combinations of these drugs. The HANDS™ Protocols include medically supervised procedures designed to target receptor sites in the brain that regulate certain neurotransmitters implicated in brain processes of substance dependency. Changes in the neurochemistry of the brain underlie the hallmarks of substance dependency, including craving, tolerance, withdrawal symptoms and relapse. The HANDS Protocols also provide for a maintenance program that includes medications and incentives for the patient to continue with their recovery process through individualized continuing care programs. Taken together, the HANDS Protocols represent a comprehensive approach to managing substance dependence that is designed to address both the physiological and psychological aspects of the disease, thereby offering patients an opportunity to transition into a healthier lifestyle.

About the Memorial Hermann Prevention and Recovery Center

The Prevention and Recovery Center is a not-for-profit alcohol and drug treatment center dedicated to treating those suffering from alcohol and drug-related problems. Staff includes a medical director certified by the American Society of Addiction Medicine, psychiatrists and professionals licensed in psychiatry, social work, nursing and addiction counseling. Each patient is assigned a licensed chemical dependency counselor to guide him or her in developing a personal plan for continued recovery.

Located near the Texas Medical Center in the greater Houston area, the Memorial Hermann Prevention and Recovery Center is licensed by the Texas Department of State Health Services. For more information call 713 578 3100

About Hythiam, Inc.

Hythiam, Inc., is a healthcare services management company, focused on delivering the most effective treatment solutions for those suffering from alcoholism and addiction. Hythiam does this by researching, developing, licensing, and commercializing innovative physiological treatment protocols. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, clinical services, marketing and sales support, and outcomes tracking methodologies for data analysis.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations.  These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2004.

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